UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:   January 15, 2004

WHY USA FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

NEVADA	0-30601	87-0390603
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

8301 Creekside Circle, #101
Bloomington, MN 55437
(Address of principal executive officers)
(Zip Code)

(952) 841-7050
(Registrant’s telephone number)

ITEM 2.   Acquisition of Company

On December 31, 2003, Registrant acquired 100% of the capital stock, otherwise known as membership interests, of TCS Acquisition LLC (TCS), a California company based in San Diego, for a total purchase price of $1.6 Million plus the following described warrants. Terms of this consideration paid to acquire TCS are as follows:

i)	$1.3 Million cash which was paid to TCS by Registrant upon closing the acquisition:

ii)	$300,000 in convertible debentures having a three-year term, requiring monthly interest payments at a rate of 7 1/2% per annum, and convertible in whole or in part during their term into common stock of Registrant on the basis of one share per $.20 of debenture principal; and

iii)	a total of 1,309,321 Stock Purchase Warrants, with each Warrant having the right to purchase one share of common stock of Registrant for $.20 until expiration in December 2006.

TCS owns 100% of TCS Mortgage Inc., a California mortgage banker and broker providing residential mortgage lending services and mortgages from its offices in San Diego and Las Vegas. TCS Mortgage Inc.’s primary mortgage business is concentrated in new construction and new home sales. For its fiscal year ended September 30, 2003, TCS Mortgage Inc. had total revenues of $6.3 Million, operating income of approximately $775,000 and net income of approximately $340,000.

Assets acquired by Registrant incident to this acquisition include cash, mortgage loans held for sale, accounts receivable, active mortgage broker and banker licenses, leased office facilities, computer and other office equipment and furniture, as well as substantial goodwill related to the ongoing profitable business of TCS Mortgage Inc.

ITEM 7.   Financial Statements and Exhibits

(a)    Financial Statements of Business Acquired.   It is impracticable for Registrant to file herewith the required financial statements on this Form 8-K, and such financial statement will be filed by amendment no later than 60 days after the date of this report on Form 8-K.

(b)    Pro Forma Financial Information.   It is impracticable for Registrant to file herewith the required pro forma financial statements on this Form 8-K, and such pro forma financial statements will be filed by amendment no later than 60 days after the date of this report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHY USA Financial Group, Inc. (Registrant)
By:	/s/ Donald Riesterer

Donald Riesterer, Chairman of Board